Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of April 9, 2019

among

RESTORATION HARDWARE, INC.,

as the Lead Borrower

For

The Borrowers Named Herein,

The Guarantors Named Herein,

BSP AGENCY, LLC

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.10	Insurance
5.11	Taxes
5.13	Subsidiaries; Other Equity Investments
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.05	Immaterial Subsidiaries
6.20	Post-Closing
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Term Note
B	Compliance Certificate
C	Consolidated Excess Cash Flow Certificate
D	Assignment and Assumption
E	Term Loan Notice

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 9, 2019, among RESTORATION HARDWARE, INC., a Delaware corporation, as a Borrower (as hereinafter defined) and the Lead Borrower (as hereinafter defined), the Guarantors, each Lender (as hereinafter defined) from time to time party hereto, and BSP AGENCY, LLC, as Agent (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers a term loan in an initial amount equal to $200,000,000, the proceeds of which shall be used by the Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., as administrative agent and collateral agent for the secured parties under the ABL Credit Agreement, together with its successors and assigns in such capacity.

“ABL Credit Agreement” means that certain Eleventh Amended and Restated Credit Agreement, dated as of June 28, 2017, as amended on June 12, 2018, as further amended on November 23, 2018, and as further amended on April 4, 2019, by and among the Lead Borrower, the other borrowers named therein, the guarantors named therein, the ABL Agent, the lenders party thereto, the other agents named therein and the other parties thereto from time to time, as may be amended, supplemented, extended, renewed, restated or replaced from time to time in accordance with the ABL Intercreditor Agreement.

“ABL Indebtedness” means the “Obligations” under and as defined in the ABL Credit Agreement, together with any other Indebtedness owing by any Loan Party to the ABL Agent or any lender or secured party under any ABL Loan Document from time to time in accordance with the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between the Agent and the ABL Agent, as acknowledged and agreed to by the Loan Parties, as may be amended, supplemented, extended, renewed, restated or replaced from time to time in accordance with its terms.

“ABL Loan Documents” means the “Loan Documents” under and as defined in the ABL Credit Agreement, together with all other Guarantees, security agreements and other material documents and instruments executed in connection with the ABL Credit Agreement from time to time in accordance with the ABL Intercreditor Agreement.

“ABL Revolving Loans” means all revolving advances (including swingline advances and protective overadvances) constituting ABL Indebtedness.

“Accommodation Payment” as defined in Section 10.22(d).

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person, any transaction that constitutes, or is part of a group of transactions which are part of a common plan for, (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or (d) any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or Store locations of any Person.

“Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the greater of (a) LIBOR Rate for such Interest Period and (b) one percent (1%) per annum.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 20% or more of any class of the Equity Interests of that Person, and (iv) any other Person 20% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means BSP Agency, LLC, in its capacity as administrative agent and collateral agent, in each case for and on behalf of the Lenders, together with its successors and assigns in such capacities.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as any Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Term Loan Commitments” means the aggregate of the Term Loan Commitments of all Lenders. As of the Effective Date, the Aggregate Term Loan Commitments are $200,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.23(d).

“AML Legislation” has the meaning specified in Section 10.19.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means six and one-half percent (6.50%) per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding portion of the Term Loan held by such Lender at such time.

“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event, an amount equal to (i) two percent (2.0%) of the principal amount of the Term Loan repaid from the Effective Date until and including the date that is one (1) year after the Effective Date, (ii) one percent (1.0%) of the principal amount of the Term Loan repaid after the date that is one (1) year after the Effective Date until and including the date that is two (2) years after the Effective Date, and (iii) zero percent (0.0%) of the principal amount of the Term Loan repaid thereafter (in each case, or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Agent for the ratable account of the Lenders.

“Applicable Premium Trigger Event” means:

(a) any repayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason prior to the Maturity Date (including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), or whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) in respect of any Loan Party, (A) the institution of any proceeding under any Debtor Relief Law relating to such Loan Party or any material part of its property, or an assignment for the benefit of creditors; (B) an application for or consent to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for such Loan Party or for any material part of its property; (C) the commencement of a proceeding or filing of a petition seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, (D) a general assignment for the benefit of creditors by such Loan Party or its formal admission in writing its inability or its general failure to pay its debts as they become due, or (E) the corporate action of such Loan Party to authorize any of the foregoing (any of the foregoing items set forth in this clause (ii), an “Insolvency Proceeding”), and notwithstanding any acceleration (for any reason) of the Obligations;

(b) the acceleration of the Obligations for any reason, including as a result of the commencement of an Insolvency Proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d) the termination of this Agreement for any reason.

For purposes of the definition of the term Applicable Premium, if an Applicable Premium Trigger Event occurs under clause (b), (c) or (d), the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended February 2, 2019, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” means each DDA subject to a Blocked Account Agreement.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of, or better evidencing Agent’s Lien on, such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the ABL Agent or the Agent, without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means the Lead Borrower and any other Person who becomes a Borrower hereunder. As of the Effective Date, the Lead Borrower is the only Borrower. Following the Effective Date, each Domestic Subsidiary that is a Material Subsidiary of the Lead Borrower that is not a Guarantor shall be joined to this Agreement as a Borrower pursuant to documentation in form and substance satisfactory to the Agent.

“Borrowing Base Certificate” has the meaning specified in the ABL Credit Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Canadian Pension Plan” means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) or other tax statute or regulation in Canada and that is either (a) maintained or sponsored by a Subsidiary of Holdings organized in Canada for employees or former employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Subsidiary of Holdings organized in Canada is making or accruing an obligation to make contributions or has made or accrued such contributions.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the occurrence and continuance of any “Cash Dominion Event” as such term is defined and used in the ABL Credit Agreement. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means any (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (ii) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Service, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the Laws of any State of the United States or the District of Columbia, (iii) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the Laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, as the case may be, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements and reverse repurchase agreements with a duration of not more than thirty (30) days with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000, complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Service, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority: provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events after the Effective Date by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) Holdings fails at any time to own directly 100% of the Equity Interests of the Lead Borrower, or the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party, in each case free and clear of all Liens (other than Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property on which a Lien is granted or purported to be granted in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, in each case, except as otherwise agreed by the Agent, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commitment” means, as to each Lender, the Term Loan Commitment of such Lender hereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Current Assets” means, as of any date of determination, the total assets of Holdings and its Relevant Subsidiaries on a Consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Relevant Subsidiaries on a Consolidated basis at such date less, (b) as of such date, the current portion of Consolidated Funded Indebtedness of Holdings and its Relevant Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, provincial, municipal, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other unusual, special or non-recurring expenses, losses or charges reducing such Consolidated Net Income which do not represent a cash item in such period and will not represent a cash item in any future period (in each case of or by Holdings and its Relevant Subsidiaries for such Measurement Period), (v) non-cash compensation charges resulting from the application of FAS 123R or any comparable or successor accounting provision, (vi) any fees, expenses or charges related to the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) or any equity issuance (in each case, whether or not successful), including (A) such fees, expenses or charges related to the Loan (including the fees paid to the Agent and Lenders) and any other credit facilities and (B) any amendment or other modification of the Loan and any other credit facility or issuance of Indebtedness (including the Senior Notes), (vii) any extraordinary, unusual or non-recurring expenses or losses in an amount not to exceed five (5%) of Consolidated EBITDA for the relevant period, without giving effect to this clause (vii), and (viii) to the extent not included in Consolidated Net Income, proceeds of business interruption insurance actually received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace; minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing such Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Excess Cash Flow” means, with respect to Holdings and its Relevant Subsidiaries on a Consolidated basis, for any Fiscal Year commencing with the fiscal year ending February 1, 2020, an amount equal to the sum of Consolidated EBITDA for such period minus the sum of the following, but without duplication:

(a) Capital Expenditures paid in cash made during such period (net of (x) amounts of cash received during such period from landlords for tenant improvements relating to the Loan Parties’ leased store locations and (y) Capitalized Lease Obligations) to the extent paid with the proceeds of Internally Generated Cash;

(b) Consolidated Interest Charges paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(c) consolidated Tax expenses paid for such period based on income, profits or capital, including state, franchise, capital, tariffs, customs, duties and similar taxes and withholding taxes paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(d) cash expenses paid in cash during such period that have been added back as part of the calculation of Consolidated EBITDA for such period;

(e) regularly scheduled payments of principal and any other permanent repayment of Indebtedness to the extent permitted hereunder made during such period (other than, (x) for the avoidance of doubt, any Excess Cash Flow payments made during such period pursuant to Section 2.05(d) and (y) in respect of any revolving credit facility (or any other kind of Indebtedness that may be reborrowed or redrawn) including the ABL Revolving Loans during such period to the extent there is not an equivalent permanent reduction in commitments or availability thereunder), in each case, to the extent paid with the proceeds of Internally Generated Cash;

(f) the Consolidated Net Working Capital Adjustment;

(g) the amount of cash payments made in connection with Permitted Acquisitions and other Permitted Investments, to the extent paid in cash to Persons that are not Loan Parties or Affiliates of Loan Parties with the proceeds of Internally Generated Cash; and

(h) amounts that have been added back as part of the calculation of Consolidated EBITDA for such period which do not represent cash received by Holdings or any Subsidiary thereof.

“Consolidated Excess Cash Flow Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA minus the sum of (i) Non-Financed Capital Expenditures made during such period (net of (x) amounts of cash received during such period from landlords for tenant improvements relating to the Loan Parties’ leased store locations and (y) Capitalized Lease Obligations), plus (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) Debt Service Charges plus (ii) for purposes of calculating compliance with the RP Conditions only for the making of any Restricted Payment in cash, the amount of Restricted Payments to be made in cash at such time and all other Restricted Payments made in cash during such period of calculation, plus (iii) for purposes of calculating compliance with the Payment Conditions and the RP Conditions only, all mandatory prepayments of Indebtedness, in each case, of or by any of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP. For purposes of this definition, Capital Expenditures shall not include (i) expenditures made to restore, replace, rebuild or maintain property, to the extent such expenditure is made with (or subsequently but prior to the date of determination of Capital Expenditures reimbursed out of) insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) expenditures constituting the reinvestment of the Net Proceeds of any equipment or other fixed asset disposition, to the extent permitted hereunder (including without limitation reduction in purchase price as a result of the trade-in of equipment) and reinvested within three months following such disposition, (iii) expenditures made by any Borrower or any Material Subsidiary to effect leasehold improvements to any property leased by any Borrower or any Material Subsidiary as lessee, to the extent that such expenses have been reimbursed in cash by the landlord and have not already been accounted for in any GAAP adjustments, and (iv) expenditures paid by a Person that is not a Loan Party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such Person or any other Person (whether before, during or after such period). For purposes of this definition, (i) Debt Service Charges shall not include any principal payment made with respect to any of the Senior Notes, whether upon repayment, conversion, defeasance or otherwise with respect to such Senior Notes, and (ii) no calculation of the Consolidated Fixed Charge Coverage Ratio shall include any Restricted Payments made to Holdings by the Loan Parties solely to make any such principal payments.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Relevant Subsidiaries on a Consolidated basis, without duplication, the sum of (a)(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations and the ABL Indebtedness) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money obligations (including obligations in respect of the Permitted Jet Transaction), (iii) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (iv) all Attributable Indebtedness and all obligations incurred in connection with sale leaseback transactions, and (v) all Indebtedness of the types referred to in clauses (i) through (iv) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or a Relevant Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Relevant Subsidiary, minus (b) unrestricted cash and Cash Equivalents of Holdings and its Relevant Subsidiaries to the extent (on and after the date sixty (60) days following the Effective Date) subject to a Blocked Account Agreement in favor of Agent, and only to the extent a Blocked Account Agreement for the same account is required by the ABL Agent.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash interest or deferred interest financing costs (for the avoidance of doubt, such exclusion shall apply to amortization of financing fees, debt discount and bond hedge costs in connection with the Senior Notes and Lease Obligations), minus (b) the sum of (i) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) and (ii) net gains under Swap Contracts, in each case of or by any of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income (or loss) of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of Holdings and its Relevant Subsidiaries during such Measurement Period from any Subsidiary in which any Person other than any of Holdings and its Relevant Subsidiaries has a joint interest (where the interest or interests of any of Holdings and it Relevant Subsidiaries does not cause the net income of such Subsidiary to be consolidated into the net income of Holdings and its Relevant Subsidiaries under GAAP), except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of Holdings and its Relevant Subsidiaries during such Measurement Period, (c) the income (or loss) of a Relevant Subsidiary of Holdings during such Measurement Period and accrued prior to the date it becomes a Relevant Subsidiary of Holdings or is merged into, amalgamated or consolidated with the Holdings or any of its Relevant Subsidiaries, and (d) the income of any Subsidiary of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Loan Party’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Net Working Capital” means, as of any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Net Working Capital Adjustment” means, for any Fiscal Year on a Consolidated basis, the amount (which may be a negative number) by which Consolidated Net Working Capital as of the end of such Fiscal Year exceeds (or is less than) Consolidated Net Working Capital as of the beginning of such period.

“Contractual Obligation” means, as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lenders and its Affiliates to whom any Obligations with respect to any Loan are owed, (ii) the Agent and its Affiliates, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations with respect to any Loan under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, and its respective Affiliates or branches, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one counsel for the Agent (and any regulatory or local counsel in each jurisdiction as reasonably required), (B) outside consultants and advisors for the Agent, (C) appraisers, and (D) commercial finance examiners, (ii) in connection with (A) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (C) any workout or restructuring or, or negotiations in respect of any Obligations, and (b) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent or any Affiliate of any of them in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one counsel for all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel for each such conflict) (and any regulatory or local counsel in each jurisdiction as reasonably required) and (B) outside consultants (without duplication of any scope of work or expense incurred under clause (a)(i)(B) above), (ii) in connection with (A) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (C) any workout or restructuring or, or negotiations in respect of any Obligations. The parties acknowledge that the obligations of the Loan Parties to pay or reimburse certain Credit Party Expenses is limited by the applicable terms and provisions expressly agreed to in this Agreement and the other Loan Documents.

“Customs Broker Agreement” means an agreement among a Borrower, a customs broker, NVOCC or other carrier, and the Agent, in which the customs broker, NVOCC or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Obligations, any Synthetic Lease Obligations and any obligations resulting from accounting for leases as “build-to-suit” transactions under ASC 840-40-55-2 or as a “financing” or using the “deposit method” under ASC 840-40-25-11, but including, without limitation, Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate per annum equal to the rate of interest (including the Applicable Margin) in effect from time to time with respect thereto (if any), plus two percent (2.0%) per annum.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means, at any time, any country, region or territory to the extent that such country, region or territory is the subject or target of any Sanction or whose government is the subject or target of any Sanctions, including, as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and), whether in one transaction or in a series of transactions, by any Person of any property (including, without limitation, any Equity Interests held by such Person), or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable in cash at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay in cash upon the occurrence of any of the foregoing events at any such time, plus accrued and unpaid dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of Agent in consultation with Borrowers and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to lenders providing such Indebtedness, but excluding any customary arrangement, commitment, or other similar fees payable in connection therewith that are not generally shared with the relevant lenders and, if applicable, consent fees for an amendment paid generally to consenting lenders; provided that with respect to any Indebtedness that includes a so-called “floor” in respect of a floating interest rate, (a) to the extent that the floating interest rate (without giving effect to any floors) on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the floating interest rate (without giving effect to any floors) on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates or branches; (b) a bank, insurance company, company, Fund or other Person (other than a natural person) engaged in the business of making commercial loans, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of loans, and (e) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale (whether primary or secondary) of Equity Interests by any of Holdings and its Relevant Subsidiaries and for the avoidance of doubt includes the exercise of stock options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” has the meaning specified in the ABL Credit Agreement.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), branch profits Taxes and franchise Taxes imposed (in lieu of net income Taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any Taxes imposed on or measured by its overall net income (however denominated), branch profits Taxes and franchise Taxes imposed (in lieu of net income Taxes) as a result of a present or former connection between any Agent, Lender or any other recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.01(a), (d) any Taxes attributable to a Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), (e) any U.S. federal, state or local backup withholding Tax, and (f) any Tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Facility Guaranty” means the Guaranty dated as of the date hereof and made by the Guarantors in favor of the Agent and the applicable Credit Parties, in form reasonably satisfactory to the Agent, and each other Guaranty delivered pursuant to Section 6.11.

“FASB” means the Financial Accounting Standards Board, which promulgates accounting standards.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Agent shall reasonably determine such rate by reference to equivalent published rates.

“Fee Letter” means the fee letter agreement, dated as of the date hereof, by the Lead Borrower in favor of the Agent and Lenders.

“Final Quarterly Financial Statements” has the meaning specified in Section 8.01(b).

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) each of the Loan Parties party to a Facility Guaranty, and (ii) each Material Subsidiary of the Lead Borrower (other than any CFC) that is required to execute and deliver a Facility Guaranty pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Holdings” means RH, a Delaware corporation.

“Holdings and its Relevant Subsidiaries” means Holdings and its Subsidiaries, provided that, if at any time Holdings owns any Subsidiary that is not also a Material Subsidiary of the Lead Borrower and that (a) (i) individually owns at least 5% of the Consolidated assets of Holdings and its Subsidiaries or (ii) collectively with any other Subsidiaries that are not also Material Subsidiaries of the Lead Borrower, owns at least 10% of the Consolidated assets of Holdings and its Subsidiaries or (b) (i) individually generates at least 5% of the Consolidated Net Income of Holdings and its Subsidiaries or (ii) collectively with any other Subsidiaries that are not also Material Subsidiaries of the Lead Borrower, generate a least 10% of the Consolidated Net Income of Holdings and its Subsidiaries, such Subsidiary and the assets of such Subsidiary shall be excluded from any calculations herein based on assets or income of “Holdings and its Relevant Subsidiaries” and such Subsidiary shall no longer be deemed a “Relevant Subsidiary” for purposes of any provision herein that is measured by reference to Holdings and its Relevant Subsidiaries; provided further that, upon any such exclusion of any Subsidiary of Holdings from Holdings and its Relevant Subsidiaries pursuant to the foregoing proviso, all financial statements to be provided pursuant to Section 6.01 shall include consolidating financial statements with respect to the Loan Parties (it being understood and agreed that such consolidating financial statements shall not be required to be audited). For the avoidance of doubt, no Loan Party shall be excluded from Holdings and its Relevant Subsidiaries, and “Relevant Subsidiaries” shall mean all Subsidiaries of Holdings that are included at any time within the definition of Holdings and its Relevant Subsidiaries.

“Holdings Side Letter” means that certain letter agreement, dated as of the date hereof, between Holdings and Agent.

“Incremental Additional Lender” shall have the meaning provided therefor in Section 2.15(b).

“Incremental Amendment” shall have the meaning provided therefor in Section 2.15(e).

“Incremental Effective Date” shall have the meaning provided therefor in Section 2.15(a).

“Incremental Lender” shall have the meaning provided therefor in Section 2.15(b).

“Incremental Request” shall have the meaning provided therefor in Section 2.15(a).

“Incremental Response Period” shall have the meaning provided therefor in Section 2.15(a).

“Incremental Term Loan” shall have the meaning provided therefor in Section 2.15(a).

“Incremental Term Loan Commitment” shall have the meaning provided therefor in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, in each case, prior to the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, the last day of each Fiscal Quarter and the Maturity Date.

“Interest Period” means the period commencing on the date such Loan is disbursed, converted or continued and ending on the date one, three or six months thereafter, as selected by the Lead Borrower in its Term Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting.

“Internally Generated Cash” means cash generated from the operations of the business of the Holdings and its Relevant Subsidiaries; provided that, notwithstanding the foregoing, “Internally Generated Cash” shall not include (i) the proceeds of any Indebtedness (excluding the ABL Revolving Loans) and (ii) the proceeds of the issuance of any Equity Interests.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party from a location outside of the continental United States to a location of a Loan Party that is within the continental United States.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Judgment Currency” as defined in Section 10.22.

“Law” or “Laws” means each international, foreign, federal, state, provincial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Borrower” means Restoration Hardware, Inc., a Delaware corporation.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which includes operating leases, financing leases and “built-to-suit” leases, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that in no event shall obligations under any leases accounted for as “build-to-suit” transactions under ASC 840-40-55-2 or as a “financing” or using the “deposit method” under ASC 840-40-25-11 be included in any calculation of the amount of Lease Obligations.

“Lender” means each Person holding a Term Loan or Term Loan Commitment from time to time or that becomes a Lender pursuant to Section 2.15.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“LIBOR Rate” means the per annum rate of interest (rounded upwards, if necessary, to the nearest 1/16th of one percent (1%)) determined by the Agent at or about 11:00 a.m. (London time) two (2) Business Days prior to an Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Agent from time to time); provided, that any comparable or successor rate shall be applied by the Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall the “LIBOR Rate” be less than 1.00%.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“LIBOR Screen Rate” means the LIBOR Rate quote on the applicable screen page the Agent designates to determine LIBOR Rate (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Lead Borrower).

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien, trust (statutory, constructive, deemed or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, servitude, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the Term Loan and any other loans made under this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, the Holdings Side Letter, the Fee Letter, the Blocked Account Agreements, the Security Documents, each Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and the Guarantors. “Loan Party” means any Borrower or Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any Loan Party (or Holdings and its Relevant Subsidiaries taken as a whole); (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that such Person would be required to file with the SEC were such Person a publicly reporting company.

“Material Indebtedness” means the ABL Indebtedness and all other Indebtedness of the Loan Parties (other than the Obligations) in an aggregate principal amount exceeding $17,500,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Subsidiary” means (1) each Subsidiary that is designated by Holdings as a “Material Subsidiary”, and (2) each other Subsidiary of any Borrower that (a) owns at least two and a half percent (2.50%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated assets of the Lead Borrower, (b) generates at least two and a half percent (2.50%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated Net Income, (c) is the owner of Equity Interests of any Subsidiary described in either of the foregoing clauses (a) and (b) or (d) is a guarantor or borrower with respect to any ABL Indebtedness. As of the Effective Date, none of the Subsidiaries listed on Schedule 6.05 hereto meet the requirements to be Material Subsidiaries.

“Maturity Date” means April 9, 2024.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of the Lead Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any transaction for which Net Proceeds are being measured including a Disposition by any Loan Party, or a casualty or condemnation of property of any Loan Party, or any Equity Issuance or issuance of Indebtedness, the excess, if any, of (i) the sum of cash and cash equivalents received by the applicable party or parties in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Permitted Encumbrance, senior to the Agent’s Lien, on the applicable asset and which Indebtedness is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the applicable party or parties (which may be any of Holdings and its Relevant Subsidiaries depending on the transaction) in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and tax expenses and commissions) paid by the applicable party or parties in connection with such transaction to third parties (other than Affiliates of such party or parties).

“Net Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) the Obligations plus (ii) all other Consolidated Funded Indebtedness that is secured (x) by a Lien on the Collateral that is pari passu with, or senior in priority to, the Liens on the Collateral that secure the Obligations or (y) by a Lien on any other asset or property of Holdings and its Relevant Subsidiaries that does not constitute Collateral, to (b) Consolidated EBITDA, in each case of or by Holdings and its Relevant Subsidiaries for the most recently completed twelve month period as of the end of the prior Fiscal Quarter of Holdings and its Relevant Subsidiaries. For the avoidance of doubt, the numerator of the Net Senior Secured Leverage Ratio shall not include Indebtedness that is unsecured and the existence of a guaranty with respect to any Indebtedness shall not cause such Indebtedness to be deemed to be secured Indebtedness for these purposes unless the obligations of such guaranty are themselves subject to a security interest.

“Net Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA, in each case of or by Holdings and its Relevant Subsidiaries for the most recently completed twelve month period as of the end of the prior Fiscal Quarter of Holdings and its Relevant Subsidiaries.

“Financial Covenant” means the financial covenant set forth in Section 7.15.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Financed Capital Expenditures” means, for any period, Capital Expenditures during such period other than Capital Expenditures funded with the proceeds of Indebtedness (excluding ABL Revolving Loans).

“Note” means a Term Note, as may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“NVOCC” means with respect to any In-Transit Inventory, a non-vessel operating common carrier engaged as a freight forwarder or otherwise to assist in the importation of In-Transit Inventory.

“Obligations” means all advances to, and debts (including principal, interest, fees, premiums (including the Applicable Premium), costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Taxes” means all present or future stamp or documentary taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by a Lender of its Loan or Commitment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means the aggregate outstanding principal amount of the Loan after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Conditions” means, with respect to any specified transaction or payment, that, (a) no Default or Event of Default exists on the date of such transaction or payment or would arise as a result of entering into such transaction or the making of such payment, (b) prior thereto, the Loan Parties shall have delivered to the Agent evidence of satisfaction of the applicable conditions contained in the following clause (c) on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent, and (c) both

(I) after giving effect to such transaction or payment, either:

(i) (x) the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (x) $60,000,000 and (y) fifteen percent (15%) of the Loan Cap (as defined in the ABL Credit Agreement as in effect on the date hereof), and (y) the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve month basis after giving pro forma effect to any specified transaction or payment, is equal to or greater than 1.0:1.0, or

(ii) the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (x) twenty-five percent (25%) of the Loan Cap (as defined in the ABL Credit Agreement as in effect on the date hereof) and (y) $100,000,000; and

(II) after giving pro forma effect to such payment or transaction (and any incurrence or assumption of Indebtedness in connection therewith), the Borrowers are in compliance with the Financial Covenant recomputed as of the last day of the most recently ended four Fiscal Quarter period for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Section 6.01(a) and Section 6.01(b), respectively.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b) the Lead Borrower shall have furnished the Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may have reasonably requested no later than ten (10) days prior to such Acquisition, all of which shall be in form reasonably satisfactory to the Agent;

(c) if proceeds of any Incremental Term Loan are being used to directly or indirectly finance all or any portion of such Acquisition and the Acquisition is an Acquisition of Equity Interests, the legal structure of the Acquisition shall be acceptable to the Agent in its reasonable discretion;

(d) all necessary legal and regulatory approvals with respect to such Acquisition shall have been obtained;

(e) after giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower pursuant to Section 7.08;

(g) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, the requirements of Section 6.11 shall have been fulfilled with respect to such Subsidiary; and

(h) if the Acquisition is for consideration in excess of $30,000,000, the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business and Dispositions of cash to pay obligations of the Loan Parties in the ordinary course of business and not prohibited to be incurred hereunder;

(b) arm’s length bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings, for fair market value and in an arm’s length transaction;

(c)(i) non-exclusive licenses of Intellectual Property consisting of trade names of a Loan Party or any of its Subsidiaries to an unaffiliated third party licensee in the ordinary course of business and (ii) licenses of Intellectual Property by a Loan Party or any of its Subsidiaries to an unaffiliated third party licensee solely for use in a foreign jurisdiction or territory (excluding Canada) in which jurisdiction neither Holdings nor any of its Subsidiaries will during the period of such license participate in the same field of use as is being licensed to such unaffiliated third party licensee (there may be a reasonable wind down period for such field of use during which Holdings or its Subsidiaries are in the process of winding down or exiting from the line of business within such field of use in such foreign jurisdiction or territory); provided, that (x) such licensee shall not be an affiliate or Related Party of a Loan Party or any of its Subsidiaries and (y) such license shall be for fair market value and in an arm’s length transaction;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and, in the case of any Equipment material to such Person’s business or operating, is replaced with similar property having at least equivalent value;

(f) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) sales of Real Estate of any Loan Party (or sales of any Equity Interests in any Person or Persons created to hold such Real Estate), including sale and leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as (A) such sale is made for fair market value, (B) in the case of any sale and leaseback transaction, the Agent shall have received from each such purchaser or transferee a Collateral Access Agreement and (C) no Default or Event of Default then exists or would arise therefrom;

(i) so long as no Default or Event of Default is continuing or would arise therefrom, Dispositions of other assets and property of the Loan Parties in exchange for reasonably equivalent value, provided, that, (A) any such Disposition shall be made for fair market value and in an arm’s length transaction, (B) such Disposition shall be permitted by the terms of the ABL Loan Documents, (C) after giving pro forma effect to such Disposition, the Borrower is in compliance with the Financial Covenant and (D) the Net Proceeds received from such Disposition shall be subject to Section 2.05(e); and

(j) transactions expressly permitted under Section 7.01, 7.02, 7.04, 7.06, 7.07 or 7.09, in each case to the extent constituting a Disposition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or any applicable Laws relating to a Canadian Pension Plan;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default under Section 8.01(h);

(f) easements, servitudes, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Effective Date and listed on Schedule 7.01(b) and any Permitted Refinancings thereof;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any property or assets of the Loan Parties other than such fixed or capital assets and the products and proceeds thereof and books and records related thereto;

(i) Liens in favor of the Agent or others securing the Obligations;

(j) landlords’ and lessors’ Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)(i) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries and (ii) consensual Liens in favor of the applicable financial institution or broker on such accounts, and all funds or investment property credited thereto, solely to the extent arising pursuant to such financial institution’s or broker’s standard terms and conditions of account and securing only obligations with respect to such accounts owing to such financial institution or broker under such standard terms and conditions;

(m) Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(n) voluntary Liens on property in existence at the time such property is acquired or on such property of a Material Subsidiary of a Loan Party in existence at the time such Material Subsidiary is acquired; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Material Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are being contested in compliance with Section 6.04;

(p) Liens securing Permitted Indebtedness described in clause (d) of the definition thereof;

(q) Liens securing pre-funded escrow accounts with respect to earn outs permitted pursuant to clause (g)(ii) of the definition of Permitted Indebtedness;

(r) Liens on assets of Foreign Subsidiaries that are not Loan Parties securing Permitted Indebtedness described in clause (m) of the definition thereof;

(s) Liens in favor of any holder of Indebtedness permitted pursuant to clause (k) of the definition of Permitted Indebtedness; provided that such Liens shall be junior and subordinate to the Liens of the Agent on the Collateral and the Person holding such Liens shall have entered into an intercreditor and subordination agreement reasonably acceptable to the Agent;

(t) Liens on items of specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment financed by any holder of Indebtedness permitted pursuant to clause (q) of the definition of Permitted Indebtedness;

(u) Liens on aircraft financed pursuant to the Permitted Jet Transactions permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(v) Liens in favor of any holder of Indebtedness permitted pursuant to clause (s) of the definition of Permitted Indebtedness; provided, that such Liens shall be junior and subordinate to the Liens of the Agent on the Collateral and the Person holding such Liens shall have entered into an intercreditor agreement and/or a subordination agreement reasonably acceptable to the Agent;

(w) Liens (i) solely on any cash earnest money deposits made by the Loan Parties and Material Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, or (ii) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder; and

(x) Liens on the Collateral in favor of the ABL Agent securing ABL Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Effective Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(b) Indebtedness consisting of Permitted Investments described in clause (g) of the definition thereof;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any real or personal property consisting solely of fixed or capital assets, including Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to or within ninety (90) days after the acquisition thereof, and Permitted Refinancings thereof; provided, further, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $100,000,000 at any time outstanding (excluding any current and future Lease Obligations in respect of real estate leases); and provided, lastly, that if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a use and access agreement on terms reasonably satisfactory to the Agent;

(d) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale and leaseback transactions permitted hereunder and any Synthetic Lease Obligations); provided, further, that the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale and leaseback transaction to enter into a Collateral Access Agreement;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”

(g) Indebtedness in connection with any Permitted Acquisition (i) with respect to the deferred purchase price therefor; provided that such Indebtedness is unsecured and does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent or (ii) consisting of any unsecured earn out or other payment of contingent consideration tied to the post-closing performance of the acquired Person, business, asset or property, to the extent that the payment of the full amount of such earn out or other consideration was permissible at the date of the closing of such Permitted Acquisition or otherwise any secured or unsecured earn out or other payment of contingent consideration tied to the post-closing performance of the acquired Person, business, asset or property that has been pre-funded into an escrow account upon the consummation of such Permitted Acquisition;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations (including any Incremental Term Loan);

(j) Indebtedness under the ABL Credit Agreement and subject to the ABL Intercreditor Agreement in an aggregate amount outstanding not to exceed the Maximum First Lien Facility Amount (as such term is defined in the ABL Intercreditor Agreement);

(k) Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that the weighted average life to maturity of such Indebtedness shall be at least six months following the Maturity Date and the documentation governing such Indebtedness shall otherwise be in form and substance reasonably satisfactory to the Agent; and provided further that if such Indebtedness is secured by a Lien, such Lien constitutes a Permitted Encumbrance permitted pursuant to clause (s) of the definition thereof;

(l) unsecured Indebtedness to finance the repurchase of employee stock in accordance with the provisions of Section 7.06(c) hereof;

(m) Indebtedness of Foreign Subsidiaries that are not Loan Parties;

(n) Indebtedness of any Loan Party to any other Loan Party;

(o) unsecured Subordinated Indebtedness of any Loan Party to any Affiliate that is not a Loan Party; provided, that at the time of incurrence of such Indebtedness and immediately after giving effect thereto, the Payment Conditions are satisfied;

(p) unsecured Subordinated Indebtedness and other unsecured Indebtedness not otherwise specifically described herein; provided that (i) at the time of incurrence of such Subordinated Indebtedness or other unsecured Indebtedness and after giving effect to such Indebtedness on a pro forma basis, (x) the Net Total Leverage Ratio for Holdings and its Subsidiaries shall not exceed 6.35:1.00 and (y) the Borrowers shall be in compliance with the Financial Covenant and (ii) the weighted average life to maturity of such Indebtedness shall be at least six months following the Maturity Date and such Indebtedness shall have no mandatory prepayments prior to the Maturity Date;

(q) Indebtedness in an amount not to exceed $30,000,000 to finance owned specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment of the Loan Parties including leasehold improvements in certain of the Lead Borrower’s store locations; provided that, upon the Loan Parties’ entering into any such financing pursuant to this clause (q), the Agent shall release its Lien on the specific furniture, fixtures and Equipment subject to such financing, provided that the Agent shall retain rights to access such Equipment as necessary in order to exercise on the Collateral;

(r) Indebtedness constituting Permitted Jet Transactions in an amount not to exceed $65,000,000 in the aggregate;

(s) other Indebtedness not otherwise specifically described herein in an amount not to exceed $300,000,000 that may be secured by Liens on the Collateral, provided that (i) the Liens securing such Indebtedness shall be junior and subordinate to the Liens securing the Obligations and any Lien in connection therewith constitutes a Permitted Encumbrance permitted pursuant to clause (v) of the definition thereof, (ii) such Indebtedness shall be subject to an intercreditor agreement reasonably acceptable to the Agent, and (iii) such Indebtedness shall otherwise contain terms and conditions reasonably satisfactory to the Agent.

Notwithstanding anything to the contrary set forth above, the aggregate outstanding amount of Indebtedness incurred pursuant to clauses (q), (r) and (s) above shall at no time exceed $315,000,000, including pursuant to any Permitted Refinancing thereof.

“Permitted Investments” means each of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Effective Date, and set forth on Schedule 7.02(b), but not any increase in the amount thereof or any other modification of the terms thereof;

(g)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iii) Investments by non-Loan Party Subsidiaries in other non-Loan Party Subsidiaries, (iv) up to $10,000,000 (at any time outstanding) of Investments after the Effective Date in Foreign Subsidiaries, and (v) Investments in cash after the Effective Date by any Loan Party in non-Loan Party Subsidiaries in an amount not to exceed $60,000,000 (at any time outstanding), or any greater amount if the Payment Conditions are satisfied; provided, that to the extent such Investment includes Intellectual Property material and necessary for the operation of the assets of the Loan Parties and their Subsidiaries, taken as a whole, which constitute Collateral and related assets and proceeds thereof, such Intellectual Property shall be subject to a non-exclusive royalty-free worldwide license in favor of the Agent for the purpose of the Agent’s exercise of rights and remedies under this Agreement in connection with the Collateral.

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m) Investments constituting Permitted Acquisitions; and

(n) other Investments in cash not otherwise specifically described herein and not to exceed $60,000,000 (at any time outstanding), or any greater amount if the Payment Conditions are satisfied when such Investments are made and immediately after giving effect thereto;

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no additional Investments specified in clauses (a) through (e) and clause (n) or any reinvestment or rollover of any Investments specified in clauses (a) through (e) and clause (n) and outstanding prior to the occurrence and continuation of a Cash Dominion Event shall be permitted unless otherwise permitted pursuant to Section 2.05(e) hereof, as applicable, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably requested by the Agent.

“Permitted Jet Transactions” means any purchase money Indebtedness incurred by Holdings or any Loan Party to finance acquisition of aircraft (and Indebtedness assumed in connection with such acquisition) and Indebtedness incurred by Holdings or any Loan Party to finance specific aircraft owned by Holdings or a Loan Party.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon, original issue discounts, underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect Loan Party or Subsidiary obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security from Loan Parties or Subsidiaries, than the Indebtedness being Refinanced, and (f) such Permitted Refinancing shall be otherwise on terms, taken as a whole, not materially less favorable to the Loan Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Store Closings” means (a) Store closures and related Inventory dispositions which do not exceed in any Fiscal Year of Holdings and its Relevant Subsidiaries, ten (10%) percent of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings), provided that, subject to clause (b) below, the Loan Parties may close any Stores the leases of which have expired in accordance with their terms and which have not been renewed or extended; and (b) the related Inventory is either (i) moved to a distribution center or another retail location of the Loan Parties for future sale in the ordinary course of business, or (ii) disposed of on-site by the applicable Loan Party, provided that all sales of Inventory in connection with Store closings (in a single transaction or series of related transactions) that exceed ten (10%) percent of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) shall be disposed of in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent, and provided further that all Net Proceeds received in connection with such Permitted Store Closings and related Dispositions of Inventory shall be applied to the Obligations in accordance with Section 2.05 hereto.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Lead Borrower or any ERISA Affiliate or any such Plan to which the Lead Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interest in or the Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction, including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than any Permitted Disposition described in clauses (a) or (f) of the definition thereof); or

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a permitted Lien on such property or asset having priority over the Lien of the Agent or (ii) prior to the occurrence of an Event of Default, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced.

“Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction or payment or Restricted Payment then to be consummated, Excess Availability on the date of such transaction or payment and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the then outstanding amount of the Term Loan.

“Responsible Officer” means any chief financial officer or the chief executive officer, chief operating officer, chief administrative officer, president, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“RP Conditions” means, at the time of determination with respect to any proposed Restricted Payment, that: (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, and (b).

(I) after giving effect to such Restricted Payment, either:

(i) (x) the Pro Forma Excess Availability following, and after giving effect to, such Restricted Payment, will be greater than the greater of (x) $60,000,000 and (y) fifteen percent (15%) of the Loan Cap and (y) the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve month basis after giving pro forma effect to such Restricted Payment, is equal to or greater than 1.00:1.00, or

(ii) the Pro Forma Excess Availability following, and after giving effect to, such Restricted Payment, will be greater than the greater of (x) twenty-five percent (25%) of the Loan Cap and (y) $100,000,000; and

(II) after giving pro forma effect to such Restricted Payment (and any incurrence or assumption of Indebtedness in connection therewith), the Borrowers are in compliance with the Financial Covenant recomputed as of the last day of the most recently ended four Fiscal Quarter period for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Section 6.01(a) and Section 6.01(b), respectively.

Prior to undertaking any Restricted Payment which is subject to the RP Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“Sanction(s)” means any sanction or trade embargoes administered, enacted, imposed or enforced from time to time by the United States Government (including, without limitation, OFAC, U.S. Department of State, or U.S. Department of Commerce), the Government of Canada, the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“Scheduled Unavailability Date” has the meaning specified in Section 3.02(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or any similar foreign applicable Laws.

“Security Agreement” means the Security Agreement dated as of the date hereof among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated, or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, and each other security agreement or other instrument or document executed and delivered to the Agent or any Lender pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Notes” means, collectively, (i) the 0.00% convertible senior notes due 2019 issued by Holdings in the principal amount of $350,000,000, (ii) the 0.00% convertible senior notes due 2020 issued by Holdings in the principal amount of $300,000,000, and (iii) the 0.00% convertible senior notes due 2023 issued by Holdings in the principal amount of $335,000,000.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full in cash of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loan by the Lenders to the Borrowers under Article II.

“Term Loan Commitments” means, as to each Lender, its obligation to make the Term Loan to the Borrowers on the Effective Date pursuant to Article II in the amount set forth opposite such Lender’s name on Schedule 2.01.

“Term Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit A.

“Total Outstandings” means the aggregate Outstanding Amount of the Loan.

“Trademark” has the meaning given to such term in the Security Agreement.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“U.S. Concentration Account” has the meaning provided in Section 6.12(b).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full in cash of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.

(e) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained in any Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or its Subsidiaries at “fair value,” as defined therein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Transition from GAAP Accounting to IFRS Standards. If the Loan Parties shall elect as of the end of any financial reporting period to prepare their financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to the Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and Loan Parties) the thresholds or methods of calculation required by Section 7.16 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to Loan Parties as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

(d) Treatment of Leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Lease Obligation where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

1.04 Pro Forma Calculations. For purposes of determining pro forma compliance with any Net Total Leverage Ratio or Net Senior Secured Leverage Ratio (including pro forma compliance with the Financial Covenant) or whether a Default or Event of Default has occurred or would result therefrom, in each case in connection with the incurrence of Indebtedness or the making of certain payments with respect to Indebtedness, the making of certain Investments, the making of certain Restricted Payments or any other transaction or payment subject to ratios and/or absence of Default or Event of Default, such ratio shall be tested as of the last day of the most recently ended four Fiscal Quarter period for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Section 6.01(a) and Section 6.01(b), respectively. For purposes of determining compliance on a pro forma basis with the Financial Covenant as of any date prior to the first date on which such Financial Covenant is to be tested hereunder, the level shall be deemed to be the covenant level for such first test date.

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS

2.01 The Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of the Term Loan to the Lead Borrower on the Effective Date, which shall be a Business Day, in an amount equal to the amount of such Lender’s Term Loan Commitment. Upon the funding of the Term Loan on the Effective Date, all Term Loan Commitments of the Lenders shall automatically terminate. Once repaid, no portion of the Term Loan may be reborrowed.

2.02 Conversions and Continuations of Loans.

(a) The Term Loan shall initially be a LIBOR Rate Loan with an interest period of one (1) month and shall be made solely in Dollars.

(b) Each conversion or continuation of a LIBOR Rate Loan shall be made upon the Lead Borrower’s irrevocable written notice to the Agent. Each such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion or continuation of a LIBOR Rate Loan. Each conversion or continuation of a LIBOR Rate Loan shall be in the entire outstanding amount of the Term Loan. Any Term Loan Notice made in respect of the Effective Date or thereafter with respect to any conversion or continuation of the Term Loan shall specify (i)

whether the Lead Borrower is requesting a conversion or a continuation of the Term Loan as a LIBOR Rate Loan, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Term Loan to be converted or continued, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify the Interest Period in a Term Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the Term Loan shall continue at the then applicable Interest Period.

(c) Following receipt of a Term Loan Notice, the Agent shall promptly provide a copy of thereof to each Lender, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic continuation of the Term Loan. Upon satisfaction of the applicable conditions set forth in Section 4.01, each Lender shall make the amount of its Loan available to the Lead Borrower (or such account as the Lead Borrower may designate) in immediately available funds not later than 11:00 a.m. on the Business Day specified in the Term Loan Notice.

(d) [Reserved].

(e) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default or an Event of Default, no Loan may be requested as, converted to or continued without the Consent of the Required Lenders.

(f) The Agent shall promptly notify the Lead Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for a LIBOR Rate Loan upon determination of such interest rate.

(g) There shall not be more than one (1) Interest Period in effect with respect to a LIBOR Rate Loan at any time.

2.03 Reserved.

2.04 Reserved.

2.05 Optional and Mandatory Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay the outstanding amount of the Term Loan, in whole or in part, together with the Applicable Premium in respect of the principal amount so prepaid; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of the Term Loan, and (ii) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount of the Term Loan then outstanding. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the outstanding amount of the Term Loan of the Lenders in accordance with their respective Applicable Percentages.

(b) No later than the fifth (5th) Business Day after the date on which financial statements are due pursuant to Section 6.01(a) for each Fiscal Year, beginning with the Fiscal Year ending February 1, 2020 (but only for the last three fiscal quarters of such first Fiscal Year), the Borrowers shall prepay the Term Loan in an amount equal to seventy five percent (75.0%) of Consolidated Excess Cash Flow for such Fiscal Year minus, in each case and in the manner set forth in the Consolidated Excess Cash Flow Certificate, voluntary prepayments of the Term Loan and ABL Indebtedness (to the extent accompanied by a permanent reduction in commitments in respect thereof) made during such Fiscal Year by any Borrower pursuant to the terms and conditions herein, together with the Applicable Premium in respect of the principal amount so prepaid; provided, that no prepayment of the Term Loan shall be required under this Section 2.05(d) with respect to any Fiscal Year to the extent that the Net Senior Secured Leverage Ratio for such Fiscal Year is less than 2.50 to 1.00; and provided, further that the Payment Conditions under and as defined in the ABL Credit Agreement as of the date hereof shall be satisfied pursuant to Section 7.07 thereof prior to the prepayment of the Term Loans pursuant to this paragraph (b), and to the extent a prepayment under this clause (b) is not made as a result of this proviso, such prepayment due pursuant to this clause (b) shall be made when the Payment Conditions under and defined in the ABL Credit Agreement as of the date hereof are satisfied.

(c) No later than two (2) Business Days following the date of receipt by any Loan Party or any of its Subsidiaries of the Net Proceeds from the issuance or sale of any Indebtedness (other than the Net Proceeds of Permitted Indebtedness), the Borrowers shall prepay the Term Loan, in an amount equal to one hundred percent (100%) of the Net Proceeds of such issuance or sale, together with the Applicable Premium in respect of the principal amount so prepaid;

(d) [Reserved.]

(e) The Borrowers shall prepay the Term Loan in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event, together with the Applicable Premium in respect of the principal amount so prepaid; provided, that any Net Proceeds received by a Loan Party on account of a Prepayment Event that are actually applied to the permanent prepayment (to the extent accompanied by a permanent reduction in commitments in respect thereof) of the ABL Indebtedness in accordance with Section 2.05(e) of the ABL Credit Agreement shall not be required to be used to prepay the Term Loan.

(f) Prepayments made by the Borrowers pursuant to Sections 2.05 shall be applied ratably to the outstanding amount of the Term Loan and the Applicable Premium due in connection therewith, until the Term Loan and all Applicable Premium due in connection with the prepayment thereof is paid in full, and thereafter, shall be applied to any remaining outstanding Obligations in such order as set forth in Section 8.03.

(g) Upon the occurrence of an Applicable Premium Trigger Event, the Borrowers shall pay to Agent, for the ratable account of the Lenders, the Applicable Premium. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Applicable Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loan was prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Premium payable in accordance with this Section 2.05(g) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Borrowers and the other Loan Parties agree that it is reasonable under the circumstances currently existing. THE BORROWERS AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. The Borrowers and the other Loan Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(g), (v) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Term Loan, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any Applicable Premium Trigger Event.

2.06 [Reserved].

2.07 Repayment of All Obligations at Maturity.

The Borrowers shall repay the Term Loan and all other outstanding Obligations (including the Applicable Premium in respect of the Term Loan so repaid) on the Maturity Date, unless sooner required as a result of acceleration of such Obligations in accordance with this Agreement and applicable Law.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin.

(b)(i) If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that, from the first date of such Event of Default, all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest accruing at the Default Rate shall be due and payable on written demand of Agent or Required Lenders.

2.09 Fees and OID. The Borrowers shall pay to the Agent and the Lenders for their own account fees in the amounts and at the times specified in the Fee Letter, respectively. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of the Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments shall be made in Dollars. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment (other than with respect to payment of a LIBOR Rate Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) [Reserved].

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the applicable Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrowers by the Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loan and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations or the Term Loan of the other applicable Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Reserved.

2.15 Incremental Term Loan.

(a) Request for Incremental Term Loan Commitments. Provided no Default or Event of Default then exists or would arise therefrom and subject to the other terms and conditions of this Section 2.15, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may, in each case with the consent of the Agent (which may be withheld in its sole discretion), from time to time request from the Lenders that had Commitments as of the Effective Date (an “Incremental Request”) an increase in the commitments for the Term Loan under a new term loan tranche or under any existing term loan tranche (each, an “Incremental Term Loan Commitment” and each term loan thereunder, an “Incremental Term Loan”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Lead Borrower may make a maximum of four (4) such requests. The Lead Borrower shall specify in each Incremental Request (x) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) (the “Incremental Response Period”), (y) the date (an “Incremental Effective Date”) on which such Incremental Term Loan is requested to be made (which shall in no event be less than fifteen (15) Business Days nor more than sixty (60) days after the date of delivery of such notice to the Lenders) and (z) all material terms and conditions of such proposed Incremental Term Loan and Incremental Term Loan Commitment.

(b) Allocation of Incremental Term Loan Commitments.

(i) Each Lender that had Commitments as of the Effective Date shall notify the Agent within such time period whether or not it agrees to provide an Incremental Term Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. In consultation with Lead Borrower, the Agent shall allocate the Incremental Term Loan Commitments to the Lenders that had Commitments as of the Effective Date that have agreed to provide Incremental Term Loan Commitments; provided that, each such participating Lender shall be entitled to at least its Applicable Percentage of the Incremental Term Loan Commitments to the extent it has agreed to do so. Any Lender that had Commitments as of the Effective Date not responding within such time period shall be deemed to have declined to provide an Incremental Term Loan Commitment. Nothing in this Agreement shall be construed to obligate any Lender to provide any Incremental Term Loan Commitment or Incremental Term Loan, and each Lender’s decision whether or not to participate shall be made in its own sole discretion.

(ii) If Agent does not receive sufficient Incremental Term Loan Commitments from existing Lenders that had Commitments as of the Effective Date, it may (in its sole and absolute discretion) allocate unsubscribed amounts to any other Person reasonably acceptable to Agent that is an Eligible Assignee and that agrees to provide an Incremental Term Loan Commitment (each such Person, an “Incremental Additional Lender” and together with all existing Lenders providing an Incremental Term Loan Commitment, collectively, the “Incremental Lenders”). For the avoidance of doubt, the Lead Borrower shall not have any right to obtain Incremental Term Loan Commitments from any Person other than from the Lenders that had Commitments as of the Effective Date without the prior written consent of the Agent (which may be withheld in its sole discretion).

(iii) Notwithstanding anything to the contrary herein, to the extent that the terms or conditions of any proposed Incremental Term Loan Commitment or Incremental Term Loan are materially changed from those specified in any Incremental Request in a manner which is, taken as a whole, more favorable to the lenders of the Incremental Term Loan as compared to the terms and conditions set forth in the Incremental Request, the Lead Borrower shall provide written notice to the Agent of such changed terms, and the Agent shall promptly provide such notice to any Lender that has previously declined to provide an Incremental Term Loan Commitment in respect thereof, and each such Lender shall be granted a new Incremental Response Period beginning on the date of its receipt of such notice to elect whether to provide an Incremental Term Loan Commitment in accordance with Sections 2.15(a) and 2.15(b)(i) above.

(c) Conditions to any Incremental Term Loan. In addition to other conditions set forth in this Section 2.15 that may be applicable thereto, no Incremental Term Loan shall be made unless the following conditions precedent have been satisfied:

(i) before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), (B) no Default or Event of Default exists or would arise therefrom, and (C) the Lead Borrower shall have delivered to the Agent a certificate dated as of the Incremental Effective Date signed by a Responsible Officer of the Lead Borrower and certifying to the satisfaction of the conditions set forth in this clause (c)(i) (with supporting calculations in respect of such conditions as are reasonably satisfactory to the Agent and the Required Lenders);

(ii) the Borrowers, the Agent, and any Incremental Additional Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require;

(iii) the Borrowers shall have paid such fees and other compensation to the Incremental Lenders as the Lead Borrower Incremental Lenders shall agree;

(iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and Agent may agree;

(v) the Agent shall have received, to the extent Agent or the Incremental Additional Lenders shall have required or requested, customary legal opinions from Borrowers’ counsel, customary evidence of authorization with respect to any of the officers executing any documentation with respect to the Incremental Term Loan, Organization Documents and good standing certificates from Borrowers in their jurisdictions of organization and a secretary certificate and officer’s certificate from Borrowers, and such other instruments, documents and agreements as the Agent or Incremental Additional Lenders may reasonably have requested, in each case, in form and substance satisfactory to Agent and Incremental Additional Lenders in their reasonable discretion; and

(vi) each Incremental Term Loan shall be used solely for purposes permitted under Section 7.11.

(d) Terms Applicable to Each Incremental Term Loan. In addition to the other conditions set forth in this Section 2.15 that may be applicable thereto, no Incremental Term Loans under any Incremental Facility shall become effective under this Section 2.15 unless:

(i)(x) the final maturity of any Incremental Term Loan shall not be earlier than the Maturity Date and (y) the weighted average life to maturity of any Incremental Term Loan shall not be shorter than the remaining weighted average life to maturity of the Term Loan existing immediately prior to the Incremental Effective Date;

(ii) the Effective Yield applicable to such Incremental Term Loan shall be determined by Borrowers and the Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the Effective Yield applicable to such Incremental Term Loan shall not be greater than the applicable Effective Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the then outstanding Term Loan and any then outstanding prior Incremental Term Loan, plus 100 basis points per annum, unless the interest rate (together with, as provided in the proviso below, the floors applicable to the Adjusted LIBOR Rate) with respect to then outstanding Term Loan and any then outstanding prior Incremental Term Loan is increased so as to cause the then applicable Effective Yield under this Agreement on then outstanding Term Loan and any then outstanding prior Incremental Term Loan to equal the Effective Yield then applicable to such Incremental Term Loan minus 100 basis points; provided, further that if such Incremental Term Loan includes a floor applicable to the Adjusted LIBOR Rate greater than 1.00% per annum (or a floor applicable to a base rate greater than 2.00% per annum, if applicable), such differential between the applicable floors shall be equated to the applicable Effective Yield for purposes of determining whether an increase to the interest rate margin under the then outstanding Term Loan and any then outstanding prior Incremental Term Loan shall be required, but only to the extent an increase in either such floor in the then outstanding Term Loan and any then outstanding prior Incremental Term Loan would cause an increase in the interest rate then in effect thereunder, and in such case, the applicable floor (but not the interest rate margin) applicable to the then outstanding Term Loan and any then outstanding prior Incremental Term Loan shall be increased to the extent of such differential;

(iii) such Incremental Term Loan: (A) subject to clause (d)(i), shall have amortization determined by Borrowers and the applicable Incremental Lenders, and (B) may share, on no greater than a pari passu basis, in repayments and prepayments of the then outstanding Term Loan and any then outstanding prior Incremental Term Loan in accordance with this Agreement, as specified in any applicable definitive documentation with respect to such Incremental Term Loan; provided that, no mandatory prepayments of an Incremental Term Loan may be imposed if the events giving rise to such prepayments do not also give rise to a prepayment of then outstanding Term Loan;

(iv) such Incremental Term Loan shall (A) rank pari passu in right of payment and security with the Term Loan and any prior Incremental Term Loan existing immediately prior to the Incremental Effective Date, (B) not be secured by any Lien on any property or asset of any Loan Party or Subsidiary thereof that does not also secure the Term Loan and any prior Incremental Term Loan existing immediately prior to the Incremental Effective Date, (C) be made to the Borrowers and (D) shall not be guaranteed by any Person other than the Parties;

(v) the other covenants and terms of such Incremental Term Loan that are not substantially the same and/or consistent with the covenants and terms applicable to the Term Loan and any prior Incremental Term Loan existing immediately prior to the Incremental Effective Date (other than as required or expressly permitted pursuant to clauses (i) through (iv) above) shall be no more favorable (taken as a whole) to the Incremental Lenders providing such Incremental Term Loan than the covenants and terms that then exist for the benefit of the then existing Lenders (in respect of the Term Loan and any prior Incremental Term Loan existing immediately prior to the Incremental Effective Date), as determined by the Agent or Required Lenders in their reasonable discretion, except to the extent that (A) such covenants and/or terms are acceptable to Agent or Required Lenders in their reasonable discretion, or (B) such covenants and/or terms are applicable only to periods after the Maturity Date; provided, that, notwithstanding anything to the contrary, any additional financial maintenance covenant applicable to such Incremental Term Loan for periods prior to the Maturity Date shall be added for the benefit of Lenders under the Term Loan and any prior Incremental Term Loan existing immediately prior to the Incremental Effective Date.

(e) Required Amendments; Documentation; Rights of Incremental Lenders.

(i) Each Incremental Term Loan shall be evidenced by an amendment or supplement to this Agreement executed by Borrowers (and consented to by all other Loan Parties), Agent and the applicable Incremental Lenders (such amendment or supplement, an “Incremental Amendment”) and such Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, the applicable Incremental Lenders, and the Lead Borrower, to effect the provisions of this Section 2.15. Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment.

(ii) Each Incremental Lender shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and Liens created by the Security Documents.

(f) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Tax Treatment.

The Loan Parties, Lenders and Agent each agree (a) that the Loan is debt for U.S. federal income tax purposes, (b) that such Loan is not governed by the rules set out in Section 1.1275-4 of United States Treasury Regulations and (c) to adhere to this Agreement for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.16 is not an admission by any Lender that it is subject to U.S. taxation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Loan Parties shall be required by Law to deduct, withhold or remit any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions, withholdings and remittances (including deductions, withholdings and remittances applicable to additional sums payable under this Section) the Agent or Lenders, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions, withholdings and remittances and (iii) the Loan Parties shall timely pay or remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 3.01(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c) Indemnification by the Loan Parties. (i) The Loan Parties shall indemnify the Agent and each Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid, withheld or remitted by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent or a Lender, shall be conclusive absent manifest error.

(ii) Notwithstanding the provisions of Section 3.01(a) or (b), (A) the Borrowers will not be required to indemnify any Foreign Lender, or pay any additional amount to such Foreign Lender, pursuant to Section 3.01(a), (b) or (c), in respect of Taxes to the extent that the obligation to pay or indemnify such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with the provisions of Sections 3.01(e) or (f), and (B) each Credit Party will, and does hereby, indemnify the Agent, and will make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by any Governmental Authority as a result of the failure by such Credit Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Credit Party to the Borrowers or Agent pursuant to Sections 3.01(e) or (f). Each Credit Party hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Credit Party under this Agreement or any other Loan Document against any amount due to Agent under this Section 3.01(c)(ii). The agreements in this Section 3.01(c)(ii) will survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment or remittance of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or remittance or other evidence of such payment or remittance reasonably satisfactory to the Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by Law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Effective Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent shall deliver such other documentation prescribed by Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Tax Documentation. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, (A) any Lender that is not a Foreign Lender shall deliver duly completed copies of Internal Revenue Service Form W-9 to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) and (B) any Foreign Lender shall deliver whichever of the following is applicable to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient), in each case, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so):

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable), or

(iv) any other form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For purposes of Sections 3.01(e) and (f), the term “Lender” shall include Agent.

(g) Treatment of Certain Refunds. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Agent or such Lender, agree to repay the amount paid over to the applicable Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event that the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.01(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund a LIBOR Rate Loan, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower, through the Agent, any obligation of such Lender to make or continue a LIBOR Rate Loan shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Lead Borrower shall cooperate with the Required Lenders in good faith to determine a reasonably equivalent interest rate.

3.03 Inability to Determine Rates. (a) If the Required Lenders determine that for any reason in connection with any LIBOR Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and term of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each applicable Lender. Thereafter, the obligation of the applicable Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower shall cooperate with the Required Lenders in good faith to determine a reasonably equivalent interest rate.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Lead Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Lead Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain a LIBOR Rate Loan shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods). Upon receipt of such notice, the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a LIBOR Rate Loan (to the extent of the affected LIBOR Rate Loan or Interest Periods).

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. Except to the extent addressed by Section 3.01, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Lender to any Taxes (without duplication of Indemnified Taxes and excluding Excluded Taxes) with respect to this Agreement or any LIBOR Rate Loan made by it; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Lead Borrower shall be conclusive absent manifest error; provided that such amount shall be consistent with return metrics applied in determining amounts that such Lender has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reduced returns. The applicable Loan Parties shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that, notwithstanding the provisions of Section 3.04(a) and (b), the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof), and provided further that the Lender claiming compensation therefor shall apply consistent return metrics applied to other similarly situated borrowers or obligors with respect to such increased costs or reductions.

(e) Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the applicable Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The applicable Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all Obligations.

3.08 Designation of Lead Borrower as Loan Parties’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain the Term Loan and any Incremental Term Loan, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of the Term Loan so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which the Term Loan is recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself) on whose behalf the Lead Borrower has requested the Term Loan. Neither the Agent, any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions to Effectiveness. The effectiveness of this Agreement and the other Loan Documents and the commitment of each Lender, severally, to provide its Applicable Percentage of the Term Loan, is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent:

(i) counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation, organization or formation and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Morrison & Foerster LLP, United States counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi) a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) the Facility Guaranty, duly executed by the applicable Loan Parties;

(viii) the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(ix) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(x) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority (subject to Permitted Encumbrances having priority by operation of Law) Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent;

(xi) the ABL Intercreditor Agreement, executed and delivered by the ABL Agent and acknowledged and agreed to by the Loan Parties, in form and substance satisfactory to the Agent and the Lenders; and

(xii) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b) After giving effect to the transactions contemplated hereby and the Term Loan to be made on the Effective Date, Excess Availability shall be not less than thirty-five percent (35%) of the Revolving Loan Cap (as defined in the ABL Credit Agreement).

(c) The Agent shall have received a Borrowing Base Certificate dated as of a date recent to the Effective Date, relating to the month ended on March 31, 2019, and executed by a Responsible Officer of the Lead Borrower.

(d) The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since February 2, 2019.

(e) The Agent and the Lenders shall have received and be satisfied with projections of the Loan Parties in form and substance acceptable to the Agent.

(f) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) There shall not have occurred any default of any Material Contract of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(h) The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(i) All fees required to be paid to the Agent on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(j) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent and the other Credit Parties to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(k)(i) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the AML Legislation, and shall have completed all customary business, legal and other due diligence reviews and are satisfied with the results and (ii) any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have received a Beneficial Ownership Certification.

(l) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Effective Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Additional Conditions to Making of Loans. The obligation of each Lender, severally, to provide its Applicable Percentage of the Term Loan on the Effective Date is subject to the following additional conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively.

(b) No Default or Event of Default shall exist, or would result from the making of the Loan on the Effective Date or from the application of the proceeds thereof.

(c) The Agent shall have received a letter of direction with attached funds flow directing the proceeds of the Term Loan.

The Borrowers’ request to make the Term Loan on the Effective Date (and acceptance thereof) shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the Effective Date. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Material Subsidiary thereof (a) is a corporation, limited or unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Effective Date, (i) with respect to each Loan Party, the name of such Loan Party as it appears in official filings in its jurisdiction of incorporation, organization or formation, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number or similar number in a foreign jurisdiction, (ii) a listing of which of the Loan Parties are Guarantors and which are Borrowers, (iii) a listing of all other Subsidiaries of each Loan Party that are not Loan Parties and the same general information as specified in clause (i) above with respect to each of such other Subsidiaries.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any material Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other applicable Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Relevant Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of Holdings and its Relevant Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of Holdings and its Relevant Subsidiaries dated November 3, 2018, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Relevant Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect (i) in any financial information delivered to the Agent or the Lenders, (ii) of any information set forth on a Borrowing Base Certificate, (iii) of covenant compliance calculations provided hereunder, or (iv) of the assets, liabilities, financial condition or results of operations of Holdings and its Relevant Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Relevant Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Material Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Material Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties has marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state or province) of all Real Estate (excluding Leases) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state or province) of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01(a) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party on the Effective Date, showing the lienholder thereof and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02(a) sets forth a complete and accurate list of each Investment held by any Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03(a) sets forth a complete and accurate list of all Indebtedness of each Loan Party on the Effective Date, showing as of the Effective Date the obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently, or, to the best knowledge of the Loan Parties, formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(c) No Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.

5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties have filed all federal, state, provincial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) that are described on Schedule 5.11 hereto or (ii) that are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed or seizure or garnishment made and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien or other right or remedy securing such obligation. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. Except with respect to a tax allocation agreement entered into between Holdings and Waterworks Holdings, Inc., no Loan Party or any Material Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or the remedial amendment period for such Plan has not expired and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Lead Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.13 Material Subsidiaries; Equity Interests. As of the Effective Date, the Loan Parties have no Material Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation, organization or formation and authorized Equity Interests of each such Material Subsidiary. All of the outstanding Equity Interests in the Loan Parties and the Material Subsidiaries have been validly issued, are fully paid and non-assessable and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances arising by operation of Law. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Material Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Effective Date, each of which is valid and in full force and effect as of the Effective Date.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U, or Regulation X issued by the FRB or any other regulation thereof or to violate the Securities Exchange Act of 1934.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Material Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, to avoid conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, municipal, local or foreign Law dealing with such matters. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state, provincial or foreign Law. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, (a) no Loan Party is a party to or bound by any collective bargaining agreement or any similar agreement or arrangement (b) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened in writing to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition and (c) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien on the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the applicable jurisdiction of organization. Upon (i) the filing of UCC financing statements, naming the Agent as secured party, Loan Parties as debtors and such Collateral as collateral, in the offices of the Secretaries of States of the States in which the Loan Parties are incorporated or formed, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all such Collateral that may be perfected by the filing of a UCC financing statement, (ii) the obtaining of “control” (as defined in the UCC) of any such Collateral, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all such Collateral that may be perfected by obtaining control, in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law) other than the ABL Agent.

(b) When the Security Documents (or a short form thereof) are filed in the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, and when financing statements, releases and other filings in appropriate form are filed in the applicable Loan Parties’ jurisdiction of organization, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the applicable Loan Parties after the Effective Date) other than the ABL Agent.

5.20 Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Loan, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Schedule 5.21(a) sets forth a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Schedule 5.21(b) sets forth a list describing all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loan or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith, except to the extent disclosed to the Lenders in writing prior to the Effective Date. All amounts due and payable to any such broker or finder have been paid in full.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened in writing, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Effective Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Material Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Sanctions Concerns and Anti-Corruption Laws.

(a) Neither Holdings, nor any Subsidiary of Holdings, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any other Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom, or enforced by the Government of Canada or any other relevant sanctions authority or (iii) located, operating, organized or resident in a Designated Jurisdiction.

(b) Holdings and its Subsidiaries have conducted their business in compliance with the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws and applicable Sanctions, and to the knowledge of each Borrower, Holdings and its Subsidiaries are in compliance with such anti-corruption laws and applicable Sanctions in all material respects.

5.27 Beneficial Ownership Certification.

As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Material Subsidiary to:

6.01 Financial Statements. Deliver to the Agent (for distribution to the Lenders), in form and detail satisfactory to the Agent:

(a) upon the earlier of (x) delivery to the ABL Agent and (y) 120 days after the end of each Fiscal Year of the Lead Borrower, a Consolidated and consolidating balance sheet of Holdings and its Relevant Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Relevant Subsidiaries;

(b) upon the earlier of (x) delivery to the ABL Agent and (y) 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of Holdings and its Relevant Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Relevant Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) upon the earlier of (x) delivery to the ABL Agent and (y) 30 days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower, a consolidated balance sheet of Holdings and its Relevant Subsidiaries as at the end of each Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Relevant Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) upon the earlier of (x) delivery to the ABL Agent and (y) 75 days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form satisfactory to the Agent, of a statement of the projected number of Stores to be opened and closed by the Borrower, the Consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Relevant Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs).

Notwithstanding the foregoing, the obligations in paragraph (a) and (b) above may be satisfied with respect to financial information of Holdings and its Relevant Subsidiaries by inclusion of such information in Holdings’ Form 10-K or 10-Q or other filings, as applicable, filed with the SEC and furnishing such filings to Agent.

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a)(i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower and (ii) concurrently with the delivery of financial statements referred to in Section 6.01(a), a duly completed Consolidated Excess Cash Flow Certificate signed by a Responsible Officer of the Lead Borrower;

(b) within 30 days of delivery thereof to the ABL Agent, (i) a Borrowing Base Certificate certified as complete and correct by a Responsible Officer of the Lead Borrower and (ii) each material forecast, budget or report regarding the assets or financial performance of Holdings and its Subsidiaries;

(c) the financial and collateral reports described on Schedule 6.02 to the ABL Credit Agreement (or described on any substantially similar schedule or provision), concurrently with delivery to the ABL Agent;

(d) upon the Agent’s request therefor, a report summarizing the then current insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Material Subsidiaries;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Material Subsidiary thereof, copies of each material notice or other material correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any other applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Material Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(f) copies of (A) each material notification received by Holdings or any Subsidiary pursuant to any ABL Loan Document or any document governing Material Indebtedness (including notices pertaining to a default (or the exercise of remedies in connection therewith ) under the ABL Loan Documents or any document governing Material Indebtedness), promptly (and in any event within fifteen (15) days) upon receipt thereof, and (B) final executed versions of any amendment, waiver, consent, supplement, forbearance, waiver or other modification with respect to any ABL Loan Document or any document governing Material Indebtedness, promptly (and in any event within fifteen (15) days) upon execution thereof;

(g) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, or any non-confidential meeting minutes of the Board of Directors of the Lead Borrower, as the Agent or any Lender may from time to time reasonably request;

(h) promptly, copies of any appraisals, commercial finance exams or other reports provided to, or conducted by, the ABL Agent; and

(i) promptly following any request therefor, provide (i) information and documentation reasonably requested by the Agent or any Lender or required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Beneficial Ownership Regulation and (ii) in connection with any Permitted Acquisition or change in ownership of any Loan Party, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) the Lead Borrower shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Documents required to be delivered pursuant to Section 6.02(b)(ii), (c), (g), or (c), to the extent not prepared by Holdings and its Subsidiaries, shall only be required to be delivered to the extent that the Loan Parties are able upon the use of commercially reasonable efforts to obtain any consents of the ABL Agent or the ABL Loan Parties or such other third party consents as may be required in order for the Loan Parties to be able to deliver such documents as otherwise required pursuant to this Agreement.

The Loan Parties hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States or Canada federal, provincial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) following such Loan Party’s obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect,

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Material Subsidiary thereof;

(e) of any change in any Loan Party’s senior executive officers;

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) following such Loan Party’s obtaining knowledge of the filing of any Lien for unpaid Taxes in excess of $2,000,000 against any Loan Party or the receipt by any Loan Party of a notice to pay or garnishment for unpaid Taxes;

(h) of any Prepayment Event; and

(i) of any failure by any Loan Party to pay rent beyond any applicable cure or grace period provided in the applicable lease at (i) any of the Loan Parties’ distribution centers or warehouses; (ii) twenty (20%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s locations if such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property other than a Permitted Encumbrance; and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation, organization or formation except in a transaction permitted by Section 7.04 or 7.05 and except for the dissolution, liquidation, winding up or cessation of existence of any Subsidiary that is not a Material Subsidiary; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Maintain for themselves and their Material Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(c) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that, unless otherwise directed by the Agent, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e) Cause business interruption policies to name the Agent as a lender loss payee and to be endorsed or amended to include (i) a provision that, from and after the Effective Date, unless otherwise directed by the Agent, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, or any other party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(f) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(g) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(h) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and, subject to Section 6.10(a), to inspect books and records related thereto and any properties covered thereby.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Material Subsidiary, as the case may be and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Material Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice. The Loan Parties shall pay the fees and expenses of the Agent and such representatives and independent contractors with respect to (i) while no Event of Default shall have occurred and be continuing, one such inspection and one such examination during any twelve month period; provided, that absent an Event of Default, the Loan Parties shall have no obligation to pay such fees and expenses for any such inspection or examination that occurs prior to the date that is eighteen (18) months following the Effective Date; and (ii) all such commercial inspections or examinations, if required by Law or if an Event of Default shall have occurred and be continuing.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of the Loan Parties’ business plan, forecasts and cash flows. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one commercial finance examination during any twelve month period; provided, that absent an Event of Default, the Loan Parties shall have no obligation to pay such fees and expenses for any commercial finance examination (x) that occurs prior to the date that is eighteen (18) months following the Effective Date or (y) to the extent the Loan Parties deliver to the Agent results from any commercial finance examination conducted by the ABL Agent during such period; and (ii) all such commercial finance examinations, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may, at the direction of the Required Lenders cause additional commercial finance examinations to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one such appraisal during any twelve month period; provided, that absent an Event of Default, the Loan Parties shall have no obligation to pay such fees and expenses for any such appraisal (x) that occurs prior to the date that is eighteen (18) months following the Effective Date or (y) to the extent the Loan Parties deliver to the Agent results from any such appraisal conducted by the ABL Agent during such period; and (ii) all such appraisals, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may, at the direction of the Required Lenders cause additional appraisals to be undertaken from and after eighteen (18) months following the Effective Date as it in its discretion deems necessary or appropriate, at its own expense.

6.11 Additional Loan Parties. Notify the Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within fifteen (15) days): (a) cause such Material Subsidiary, if it is not a CFC, (i) to become, at the Agent’s option, a Borrower or Guarantor by executing and delivering to the Agent a Joinder Agreement to the Loan Documents, or such other documents as the Agent shall deem appropriate for such purpose, (ii) to grant a Lien to the Agent on such Material Subsidiary’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in Sections 4.01(a)(iii) and (iv) and favorable opinions of counsel to such Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (b) if any Equity Interests or Indebtedness of such Material Subsidiary are owned by or owing to any Loan Party, to the extent that such Equity Interests or Indebtedness are not already Collateral, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Material Subsidiary is a CFC, the Equity Interests of such Material Subsidiary to be pledged by any Loan Party shall be limited to 65% of the outstanding voting Equity Interests of such Material Subsidiary and 100% of the non-voting Equity Interests of such Material Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent). In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Material Subsidiary, an approval of such Person as a Borrower.

6.12 Cash Management.

(a) ACH or wire transfer no less frequently than daily to a Blocked Account all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments due from credit card processors.

(b) After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer by the Loan Parties to a concentration account in respect of which a Blocked Account Agreement has been executed (the “U.S. Concentration Account”), no less frequently than daily, all cash receipts and collections received by each applicable Loan Party from all sources.

(c) The U.S. Concentration Account shall at all times be under the sole dominion and control of the ABL Agent or the Agent, and the Agent shall have “control” (as defined in and within the meaning of the UCC) over the U.S. Concentration Account at all times. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the U.S. Concentration Account, (ii) the funds on deposit in the U.S. Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the U.S. Concentration Account shall be applied to the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent and shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the U.S. Concentration Account, or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(d) Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13 Information Regarding the Collateral.

(a) Furnish to the Agent (x) at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s registered or chief executive office or its principal place of business; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or other jurisdiction of incorporation, organization or formation and (y) not later than thirty (30) days after any change in the location of any office of any Loan Party in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), notice thereof. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for its own benefit and the benefit of the other applicable Credit Parties with the priority required by the Security Documents.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Effective Date, advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Effective Date that, if existing or occurring on the Effective Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.14 Physical Inventories.

(a) Cause not less than one physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve month period consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrowers shall provide the Agent with the preliminary Inventory levels at each of the Borrowers’ Stores within ten (10) days following the completion of such physical inventory. The Lead Borrower, within 60 days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.15 Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Material Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.16 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in Section 6.16(a), all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or any other Loan Document.

(c) If required by the ABL Agent, cooperate with the Agent (to the extent requested by the Agent) to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require; provided that to the extent the ABL Agent has agreed to a Customs Broker Agreement form or any other agreement with a customs broker, freight forwarder, consolidator and/or carrier, the Agent agrees that such form of Customs Broker Agreement or other agreement is acceptable to Agent.

6.17 Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Material Subsidiaries is a party, keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Material Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.18 Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and, (d) upon request of the Agent, make such demands and requests for information and reports or for action from any other party to each such Material Contract as any Loan Party or any of its Material Subsidiaries is entitled to make under such Material Contract, and (e) cause each of its Material Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.19 Lender Meetings.

As requested by the Agent following the delivery of the annual financial statements of Holdings and its Subsidiaries for Fiscal Year 2019 or for any subsequent Fiscal Year, the Lead Borrower will conduct a meeting (which may be held by means of a conference call or teleconference with a duration of not more than two hours for Fiscal Year 2019 and thereafter shall be in person unless a call or teleconference is otherwise agreed to by the Agent and may be of a duration of up to four hours) of Agent and the Lenders to discuss the most recently reported annual financial results and the financial condition of the Loan Parties and their Subsidiaries, at which there shall be present a Responsible Officer and such other officers of the Loan Parties as may be reasonably requested to attend by the Agent, such request or requests to be made at a reasonable time prior to the scheduled date of such meeting. Notwithstanding the foregoing, after the occurrence and during the continuation of an Event of Default, the Agent may request more frequent lender meetings to discuss financial results and financial condition of the Loan Parties and their Subsidiaries, at which there shall be present a Responsible Officer and such other officers of the Loan Parties as may be reasonably requested to attend by the Agent, such request or requests to be made at a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to the Lenders and to Borrowers, or by conference call or teleconference.

6.20 Post-Closing Matters.

The Loan Parties shall comply with the requirements set forth in Schedule 6.20.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Material Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Material Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock; Equity Issuances; Anti-Layering.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness;

(b) issue Disqualified Stock; or

(c) issue and sell any other Equity Interests other than those issued by (A) any Material Subsidiary of the Lead Borrower to the Lead Borrower or any other Material Subsidiary of the Lead Borrower, to the extent not prohibited by Section 7.02 from being acquired by the applicable acquirer, or (B) the Lead Borrower, if such Equity Interests are in the form of common stock or other securities that do not require the making of any Restricted Payment on such Equity Interests, whether in the form of mandatory distributions, dividends or payments upon mandatory redemption other than redemption at the option of the Lead Borrower (unless such Restricted Payments are to be made solely in additional shares of Equity Interests, in lieu of cash), or (C) by the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Material Subsidiaries pursuant to employment agreements, stock options, stock incentive or stock ownership plans; or

(d) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness that is secured by a Lien with respect to Collateral, where such Lien ranks (or is expressed to rank) (x) both junior or subordinated in priority to the Lien securing any ABL Indebtedness and senior in priority to the Lien securing the Obligations or (y) other than the Obligations, pari passu with the Lien securing the Obligations.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, including, in each case, pursuant to a Delaware LLC Division (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge or amalgamate into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger or amalgamation involving a Borrower, a Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge or amalgamate with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger or amalgamation shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger or amalgamation to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions. Make any Disposition except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted so long as no Default or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Lead Borrower may make Restricted Payments on account of employee stock repurchase programs or other similar programs in an amount not to exceed $30,000,000 in any Fiscal Year; and

(d) the Lead Borrower may make Restricted Payments in cash to Holdings in an amount necessary to pay the contractual rate of interest on the Senior Notes;

(e) the Lead Borrower may make Restricted Payments in cash to Holdings in an amount equal to the amount contributed by Holdings to the Lead Borrower consisting of the proceeds of the Senior Notes; provided that, until such Restricted Payment is made, such contribution by Holdings to the Lead Borrower shall constitute restricted cash and shall remain in a segregated account, and the proceeds thereof shall not be used for any other purpose;

(f) the Loan Parties may make Restricted Payments from cash on hand and not with proceeds of the ABL Revolving Loans so long as (i) for the 120 days before any such Restricted Payment, no ABL Revolving Loans have been outstanding, (ii) for each of the 120 days preceding such Restricted Payment, the Loan Parties shall have had cash on hand sufficient to make such Restricted Payment without the necessity of obtaining proceeds of ABL Revolving Loans for the operations of their business or for the purpose of making such Restricted Payment, and (iii) after giving effect to such Restricted Payment, no ABL Revolving Loans are outstanding;

(g) the Lead Borrower may make Restricted Payments in cash to Holdings (or on behalf of Holdings) to pay obligations of Holdings incurred in the ordinary course of business in an amount not to exceed $3,000,000 in any Fiscal Year;

(h) the Lead Borrower may make dividends or other distributions in cash with the proceeds of the Loan; and

(i) if the RP Conditions are satisfied, the Loan Parties may make other Restricted Payments (other than Restricted Payments of Intellectual Property).

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, or make any payment of Indebtedness owed to Holdings except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness and Indebtedness owed to Holdings), (ii) Subordinated Indebtedness in accordance with the subordination terms thereof, and (iii) Permitted Indebtedness owed to Holdings if, after giving effect thereto, the Payment Conditions are satisfied, (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof and as long as the Payment Conditions are satisfied, (c) Permitted Refinancings of any such Indebtedness and (d) voluntary prepayments of the outstanding amount of the Term Loan (as defined in the ABL Credit Agreement) in whole or in part as long as the RP Conditions are satisfied.

7.08 Change in Nature of Business.

Except (i) for the retail sale of wine and related or ancillary products, (ii) for food, beverage and hospitality businesses and other lines of business reasonably complimentary to those conducted by the Loan Parties on the Effective Date or (iii) as otherwise approved in writing by the Lead Borrower’s board of directors, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Effective Date or any business reasonably related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (e) any issuances of securities (other than any such issuances not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower), and (f) any transaction permitted under (i) any of clauses (b) through (e) or clause (h) of the definition of “Permitted Disposition”, (ii) clauses (n) or (q) of the definition of “Permitted Encumbrances”, (iii) clauses (b), (d), (g), (h), (j), (k) or (n) of the definition of “Permitted Indebtedness”, (iv) clauses (g), (i), (l), (m) or (n) of the definition of “Permitted Investments”, or (v) any of Sections 7.03(c), 7.04, 7.06 or 7.07 hereof.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Material Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Material Subsidiary to Guarantee the Obligations, (iii) of any Material Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Material Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of the Term Loan or any Incremental Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) for any purpose that would violate Regulations T, U or X of the FRB, or (b) for any purposes other than (i) the repurchase of Equity Interests of Holdings from the public, (ii) for general corporate purposes, including with limitation paying dividends to Holdings, in each case to the extent expressly permitted under Law and the Loan Documents, and (iii) for the payment of fees, costs and expenses in connection with the foregoing.

7.12 Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties, or otherwise would be reasonably likely to have a Material Adverse Effect, or (c) any ABL Loan Document, to the extent expressly prohibited by the ABL Intercreditor Agreement.

7.13 Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts; Credit Card Processors.

Open new DDAs unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements. No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15 Financial Covenant.

Permit the Net Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending August 3, 2019, to exceed 3.50 to 1.00.

7.16 Acquisition of ABL Indebtedness.

Permit Holdings or any Subsidiary of Holdings, any Loan Party or any Subsidiary of any Loan Party, or any Affiliate of any of the foregoing Persons, to acquire any ABL Indebtedness, in each case except to the extent that such ABL Indebtedness is immediately cancelled and discharged.

7.17 Sanctions.

Directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Agent or otherwise) of Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, (ii) pay within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.01 and such failure continues for three (3) days, (ii) Section 6.02 and such failure continues for three (3) days, or (iii) Sections 6.03, Sections 6.05, Sections 6.07, 6.10, 6.11, Sections 6.12, or Article VII;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following the earlier of notice to a Responsible Officer by the Agent thereof or actual knowledge of a Responsible Officer thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including the ABL Indebtedness), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness (including the ABL Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness in an aggregate amount in excess of $17,500,000 or any ABL Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness in an aggregate amount in excess of $17,500,000 or any ABL Indebtedness to be made, prior to its stated maturity or such Guarantee in an aggregate amount in excess of $17,500,000 or Guarantee with respect to the ABL Indebtedness either to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract, or any analogous event however defined) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the defaulting party and, in such event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $17,500,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 10 days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $17,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would reasonably be likely to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which failure would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect other than as expressly permitted under the Loan Documents; or any Loan Party or any other Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course, liquidate all or a material portion of their assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of their business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n) Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the grace period and following all applicable notices in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is in either case (i) to cause the termination of such Material Contract and (ii) either the amount owed pursuant to such Material Contract is greater than $17,500,000 or the termination of such Material Contract would reasonably be expected to have a Materially Adverse Effect; or

(o) Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony or indictable offense for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(p) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in an amount in excess of $17,500,000 (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (including the Applicable Premium) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Material Subsidiary thereof under Section 8.01(f), the unpaid principal amount of all outstanding Loans and all accrued interest and other Obligations (including the Applicable Premium) shall automatically become due and payable, without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received from the Loan Parties or from the Collateral on account of the Obligations shall be applied by the Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

(b) Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(e) Fifth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b)), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints BSP Agency, LLC to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(c) The Lenders and each other Credit Party hereby authorizes the Agent to enter into the ABL Intercreditor Agreement on behalf of the Credit Parties and to comply with the terms thereof.

(d) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. If the Person serving as the Agent hereunder is also a Lender, then such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates or branches that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates or branches in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to each of the other applicable Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably authorized and directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for any Credit Party or any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent may request. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agent.

(a) The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (ii) a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or (iii) such other Person that may be reasonably acceptable to the Required Lenders and the Lead Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 Reserved.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent, and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent, and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of all Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Permitted Disposition, (iii) in connection with a transaction permitted by clause (q) of the definition of Permitted Indebtedness, or (iv) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (h), (p), (q), (t) or (u) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens of the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(e) The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) [reserved];

(b) is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loan that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, or with any other Law of the United States can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify and hold harmless the Agent and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or authorized to act for, any other Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (a) (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) of principal, interest, fees, premium or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of any Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;

(iii) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the order of payments therein or the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii) except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii) [reserved];

(ix) [reserved]; and

(x) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c) If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent of the Agent), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable on demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of all Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being understood that the documentation required under Sections 3.01(e) and (f) shall be delivered to the participating Lender); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (ii) the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.07), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties; provided that in the event of any disclosure required pursuant to clause (b) or (c) of this Section 10.07, the Credit Party required to make such disclosure, the Credit Party shall use commercially reasonable efforts to (i) provide prompt written notice of such disclosure to the Lead Borrower, and (ii) cooperate with the Lead Borrower to obtain a protective order or other confidential treatment if so desired by the Lead Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Loan Parties or any Subsidiary thereof relating to Holdings, the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by Holdings, the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning Holdings, the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal, state and local securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the Lien on the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) [reserved], and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, the Applicable Premium and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF NEW YORK SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with such rules, regulations and procedures, including the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the AML Legislation.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, any Lender or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent or such Lender and without the prior written consent of the Agent or such Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent or such Lender before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21 Judgment Currency.

If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Agent of payment in the Judgment Currency, the Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and the other Credit Parties against such loss. If the purchased amount is greater than the sum originally due, the Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

10.22 Additional Waivers.

(a) To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien on, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of Law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) The Obligations are the joint and several obligation of each Loan Party. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code.

10.23 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24 Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:

RESTORATION HARDWARE, INC., as Lead Borrower

By:	/s/ Jack Preston
Name: Title:	Jack Preston Chief Financial Officer

[Signature Page to Credit Agreement]

GUARANTORS:

RH US, LLC, as a Guarantor

By:	/s/ Jack Preston
Name:	Jack Preston
Title: SVP of Finance, Chief Strategy Officer and Assistant Treasurer

WATERWORKS OPERATING CO., LLC, as a Guarantor

By:	/s/ Jack Preston
Name:	Jack Preston
Title: Assistant Treasurer

WATERWORKS IP CO., LLC, as a Guarantor

By:	/s/ Jack Preston
Name:	Jack Preston
Title: Assistant Treasurer

RH YOUNTVILLE, INC., as a Guarantor

By:	/s/ Edward T. Lee
Name:	Edward T. Lee
Title: Secretary

RHM, LLC, as a Guarantor

By:	/s/ Jack Preston
Name:	Jack Preston
Title: SVP of Finance, Chief Strategy Officer and Assistant Treasurer

AGENT: BSP AGENCY, LLC, as Agent

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

[Signature Page to Credit Agreement]

LENDERS:

BENEFIT STREET PARTNERS DEBT FUND IV LP By: Benefit Street Partners Debt Fund IV GP LP, its general partner By: Benefit Street Partners Debt Fund IV Ultimate GP Ltd., its general partner

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES FUND L.P. By: BSP Senior Secured Opportunities Fund GP LP, its general partner

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

BSP SENIOR SECURED DEBT FUND SPV-1 L.P. By: Benefit Street Partners L.L.C., its collateral manager

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND II SPV-1 L.P. By: Benefit Street Partners L.L.C., its collateral manager

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

BENEFIT STREET PARTNERS SMA-C II SPV L.P. By: Benefit Street Partners L.L.C., its portfolio manager

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:	/s/ Corinne D. Pankovcin
Name:	Corinne D. Pankovcin
Title: Chief Financial Officer

BENEFIT STREET PARTNERS SMA LM LP By: Benefit Street Partners SMA LM GP L.P., its general partner By: Benefit Street Partners SMA LM Ultimate GP LLC, its general partner

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

BENEFIT STREET PARTNERS SMA-K SPV LP By: Benefit Street Partners L.L.C., its collateral manager

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title: Authorized Signatory

[Signature Page to Credit Agreement]

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P. By: Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P. By: Apollo Centre Street Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P. By: Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P. By: Apollo Accord Management II, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

[Signature Page to Credit Agreement]

APOLLO TR OPPORTUNISTIC LTD. By: Apollo Total Return Management LLC and Apollo Total Return Enhanced Management LLC, its investment managers

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P. By: Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC By: Apollo Atlas Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title: Vice President

[Signature Page to Credit Agreement]